SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 3, 2013

Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 3, 2013, Discovery Laboratories, Inc. (the “Company”) and TR Stone Manor Corp. (“Landlord”), entered into a Second Amendment to Lease Agreement (“Amendment”) with respect to the Lease Agreement and Addendum to Lease Agreement dated May 26, 2004 as amended by the First Amendment (the “First Amendment”) to Lease Agreement dated April 12, 2007 (collectively, the “Lease”).  The Lease relates to the Company’s headquarters located at Stone Manor Corporate Center, 2600 Kelly Road, Warrington, PA 18976.

Under the terms of the Amendment: (i) the term of the Lease was extended by five years to February 2018; (ii) specified reductions to the base rent specified in the Amendment were made effective commencing as of October 1, 2012; (iii) effective October 1, 2012, the base year for the Operating Expenses (as defined in the Lease) shall be changed to 2013; (iv) commencing on January 1, 2014 and continuing thereafter during the lease term, in connection with determining the amount of the Company’s proportionate share of Operating Expenses, the Operating Expenses shall not be deemed to have increased in any year by more than four percent of actual Operating Expenses (with certain exclusions) for the immediately preceding year, on a cumulative basis; (v) the Landlord agreed to a reduction, over a two year period beginning in 2013, in the Company’s security deposit held by Landlord from $400,000 to $225,000 and in connection therewith, the Company agreed to arrange for the expiration date of the related Letter of Credit to be extended to April 28, 2018; (vi) the Company’s obligation to remove certain improvements (other than moveable equipment, trade fixtures or furniture) and restore the premises has been removed; (vii) Landlord agreed to repaint and recarpet those portions of the facility designated by the Company and to contribute up to $50,000 to additional tenant work initiated by the Company; and (viii) the Company’s option to extend the Lease was adjusted to an additional period of five years through February 2023. The total aggregate base rental payments under the Lease prior to the extension were approximately $7.2 million and the total aggregate base rental payments under the extended portion of the Lease are approximately $4.9 million.

The foregoing description of the Lease and the Amendment does not purport to be complete and is qualified in its entirety by reference to the Lease and the Amendment.  A copy of the Amendment is filed as Exhibit 10.1 to this report and incorporated herein by reference.  A copy of the Lease is filed as Exhibits 10.1 and 10.2 to the Company’s report on Form 8-K dated April 6, 2007.  The Lease and the Amendment have been filed in order to provide information regarding their terms and in accordance with applicable rules and regulations of the Securities and Exchange Commission (“SEC”). Pursuant to the Lease and the Second Amendment, each of the Company and the Landlord made certain representations, warranties and covenants and agreed to indemnify each other for certain losses arising out of breaches of such representations, warranties, covenants and other specified matters. The representations, warranties and covenants were made by the parties to and solely for the benefit of each other and any expressly intended third party beneficiaries in the context of all of the terms and conditions of the agreements and in the context of the specific relationship between the parties. Accordingly, investors should not rely on the representations, warranties and covenants. Furthermore, investors should not rely on the representations, warranties and covenants as characterizations of the actual state of facts or continuing intentions of the parties, since they were only made as of the date of the agreements. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in the Company’s reports or other filings with the SEC.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Second Amendment to Lease Agreement dated as of January 3, 2013, by and between TR Stone Manor Corp. and Discovery Laboratories, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

	By:	/s/ John G. Cooper
	Name:	John G. Cooper
	Title:	President and Chief Executive Officer, and Chief Financial Officer

Date: January 8, 2013